Exhibit 8.1

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Re:	Discover Card Execution Note Trust, Class A(2009-2)

DiscoverSeries Notes Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 (Registration Nos. 333-141703, 333-141703-01, and 333-141703-02) (the “Registration Statement”), registering notes to be issued by the Discover Card Execution Note Trust (the “Note Issuance Trust”), and the related Prospectus, dated August 27, 2009 and Prospectus Supplement, dated September 2, 2009 (together, the “Prospectus”), filed by you with the Securities and Exchange Commission, relating to the issuance and sale of the Class A(2009-2) DiscoverSeries Notes (the “Notes”) by the Note Issuance Trust (the “Offering”) pursuant to the Indenture, dated as of July 26, 2007, the Indenture Supplement, dated as of July 26, 2007, as amended by the Omnibus Amendment to Indenture Supplement and Terms Documents, dated as of July 2, 2009, between the Issuer and U.S. Bank National Association (“U.S. Bank”), as Indenture Trustee, and the Terms Document for the Class A(2009-2) Notes, to be dated as of September 11, 2009, between the Note Issuance Trust as Issuer and U.S. Bank as Indenture Trustee, you have requested our opinion concerning the statements in the Prospectus under the caption “U.S. Federal Income Tax Consequences.” Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

Our opinion is based on our examination of the Prospectus, the Amended and Restated Pooling and Servicing Agreement, dated as of November 3, 2004, as amended on or prior to the date hereof, between Discover Bank as Master Servicer, Servicer and Seller and U.S. Bank as Trustee, the Indenture and Indenture Supplement, the Terms Document and such other documents, instruments and information as we considered necessary. Our opinion also is based on (i) the assumption that all agreements relating to the creation of the Master Trust and the Note Issuance Trust will remain in full force and effect; (ii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Notes will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus and such agreements will remain in full force and effect; and (iii) currently applicable provisions of the federal income tax laws,

September 10, 2009

including the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice.

In our capacity as counsel to you, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents.

We are opining herein as to the effect on the Offering only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on the facts and assumptions and subject to the limitations set forth in the Prospectus, we adopt and confirm the statements under the caption “U.S. Federal Income Tax Consequences” as our opinion of the material federal income tax consequences of the Offering, to the extent such statements constitute legal conclusions.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Prospectus may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

Very truly yours,

/s/ Latham & Watkins LLP